UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): April 3, 2020

AutoZone, Inc.
(Exact Name of Registrant as Specified in Charter)

Nevada	1-10714	62-1482048
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

123 South Front Street, Memphis, Tennessee 38103
(Address of Principal Executive Offices) (Zip Code)

(901) 495-6500
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	AZO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).  Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

The information set forth under Item 2.03 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01.

AutoZone, Inc. (the “Company”) has other commercial relationships with certain parties to the 364-Day Credit Agreement described in Item 2.03. From time to time, several of the lenders or their affiliates furnish various banking, underwriting and other financial services to the Company, for which they receive customary fees and expenses.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On April 3, 2020, the Company entered into that certain 364-Day Credit Agreement (the “364-Day Credit Agreement”) by and among the Company, as borrower, the several lenders from time to time party thereto, and U.S. Bank, National Association, as administrative agent for the lenders (“U.S. Bank”). The 364-Day Credit Agreement augments the Company’s access to liquidity due to current macroeconomic conditions and supplements the Company’s existing Third Amended and Restated Credit Agreement, dated as of November 18, 2016, among the Company, as borrower, the lenders party thereto, and Bank of America, N.A., as administrative agent to the lenders thereto, as amended by the Master Extension, New Commitment and Amendment Agreement, dated as of November 18, 2017, which facility terminates in November 2022.

The 364-Day Credit Agreement provides for loans in the aggregate principal amount of up to $750.0 million. The 364-Day Credit Agreement will terminate, and all amounts borrowed under the 364-Day Credit Agreement will be due and payable, on April 2, 2021.

Revolving loans under the 364-Day Credit Agreement may be base rate loans, Eurodollar loans, or a combination of both, at the Company’s election. Base rate loans will bear interest at a base rate plus the “Applicable Margin” (as that term is defined in the 364-Day Credit Agreement), where the base rate is a fluctuating rate equal to the highest of (a) the Federal funds rate plus 0.5%, (b) the interest rate publicly announced from time to time by U.S. Bank as its “prime rate,” and (c) the Eurodollar Rate (as that term is defined in the 364-Day Credit Agreement) plus 1.0% (provided in no event will the base rate be less than zero). Eurodollar loans will bear interest at a rate equal to the London Interbank Offered Rate or a comparable or successor rate, which rate is approved by U.S. Bank. Under the 364-Day Credit Agreement, the Applicable Margin for base rate loans will be between zero and 40.0 basis points based on the Company’s senior unsecured (non-credit enhanced) long term debt rating as published by Standard & Poor’s Financial Services LLC and/or Moody’s Investors Service, Inc. (the “AutoZone Unsecured Debt Rating”), and the Applicable Margin for Eurodollar loans will be between 100.0 and 140.0 basis points based on the AutoZone Unsecured Debt Rating. In addition, facility fees under the 364-Day Credit Agreement will vary from 25.0 to 35.0 basis points based on the AutoZone Unsecured Debt Rating. During such periods when the Company borrows 50% or more of amounts committed under the 364-Day Credit Agreement, utilization fees will be 25.0 basis points based on the AutoZone Unsecured Debt Rating.

The 364-Day Credit Agreement contains affirmative, negative and financial covenants (each with customary exceptions), which the Company believes are customary for an agreement of this type.

The foregoing description of the terms of the 364-Day Credit Agreement is only a summary and is qualified in its entirety by the full text of the 364-Day Credit Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1*
364-Day Credit Agreement, dated April 3, 2020, by and among the Company, as borrower, the several lenders from time to time party thereto, and U.S. Bank, National Association., as administrative agent for the lenders

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Portions of this exhibit have been omitted pursuant to Rule 601(b)(10) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 7, 2020

AUTOZONE, INC.

By:	/s/ William T. Giles
Name:	William T. Giles
Title:	Chief Financial Officer and Executive Vice
President – Finance, Information Technology